Exhibit 7.6

ADOPTION AGREEMENT
This Adoption Agreement (this “Adoption”) is executed pursuant to the terms of the Shareholders Agreement, dated as of November 9, 2015, by and among Affinion Group Holdings, Inc., a Delaware corporation (the “Company”), and the Stockholders parties thereto, a copy of which is attached hereto (as it may be amended from time to time, the “Shareholders Agreement”), by the transferee (“Transferee”) executing this Adoption. Capitalized terms used and not defined herein shall have the meaning set forth in the Shareholders Agreement. By the execution of this Adoption, Transferee agrees as follows:
1. Acknowledgement. Transferee acknowledges that Transferee is acquiring the Company Common Stock, Class C/D Common Stock and/or other voting or equity securities of the Company (the “Securities”), subject to the terms and conditions of the Shareholders Agreement.
2. Agreement. Transferee (a) agrees that the Securities acquired by Transferee, and any other Securities that may be acquired by Transferee in the future, shall be subject to the terms of the Shareholders Agreement, pursuant and (b) hereby adopts the Shareholders Agreement, and agrees to be bound by all of the terms and conditions thereof, with the same force and effect as if he were originally a party thereto.
3. Notice. Any notice required as permitted by the Shareholders Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Adoption Agreement as of April 18, 2017.
AFFINION GROUP HOLDINGS, INC.

By: /s/ Brian J. Fisher
Name: Brian J. Fisher
Title: EVP & General Counsel

METRO SPV LLC

By: ICG Strategic Secondaries II GP LP, its Managing Member

By: ICG Strategic Secondaries Associates II,
   LLC, its General Partner

By: /s/ Christophe Browne
Name: Christophe Browne
Title: Officer

Transferee’s Address:
ICG STRATEGIC SECONDARIES
600 LexingtonAvenue, 24th Floor
New York, NY 10022